Exhibit 99.1

November 2, 2020

People’s United Bank Completes Sale of People’s United Insurance Agency to AssuredPartners

BRIDGEPORT, Conn. November 2, 2020 – People’s United Bank, N.A. a subsidiary of People’s United Financial, Inc. (NASDAQ: PBCT) announced today that it has completed the sale of People’s United Insurance Agency to AssuredPartners. The transaction was announced on September 22, 2020.

People’s United Insurance Agency is a full-service insurance brokerage serving the Northeast providing commercial and personal, as well as employee benefit insurance solutions.

AssuredPartners, headquartered in Lake Mary, FL and founded in 2011, is an independent insurance agency that acquires and invests in insurance brokerage businesses across the U.S. and in the U.K. AssuredPartners is one of the fastest growing insurance brokers in the nation with locations across 34 states, and is ranked the 11th largest broker of U.S. business. The company offers property & casualty, risk management and personal insurance, in addition to employee benefits.

About People’s United Bank

People’s United Bank, N.A. is a subsidiary of People’s United Financial, Inc., a diversified, community-focused financial services company headquartered in the Northeast with approximately $61 billion in assets. Founded in 1842, People’s United Bank offers commercial and retail banking through a network of more than 400 retail locations in Connecticut, New York, Massachusetts, Vermont, New Hampshire and Maine, as well as wealth management solutions. The company also provides specialized commercial services to customers nationwide.

Forward Looking Statements

Certain statements contained in this release are forward-looking in nature. These include all statements about People’s United Financials’ plans, objectives, expectations, and other statements that are not historical facts, and usually use words such as “expect,” “anticipate,” “believe,” “should” and similar expressions. Such statements represent management’s current beliefs, based upon information available at the time the statements are made, with regard to the matters addressed. All forward-looking statements are subject to risks and uncertainties that could cause People’s United Financials’ actual results or financial condition to differ materially from those expressed in or implied by such statements. Factors of particular importance to People’s United Financial include, but are not limited to: (1) changes in general, international, national or regional economic conditions; (2) changes in interest rates; (3) changes in loan default and charge-off rates; (4) changes in deposit levels; (5) changes in levels of income and expense in non-interest income and expense related activities; (6) changes in accounting and regulatory guidance applicable to banks; (7) price levels and conditions in the public securities markets generally; (8) competition and its effect on pricing, spending, third-party relationships and revenues; (9) the successful integration of acquisitions; (10) changes in regulation resulting from or relating to financial reform legislation; and (11) the COVID-19 pandemic and its effect on the economic and business environment in which we operate. People’s United Financial does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact:

Steven Bodakowski

Corporate Communications

203-338-4202

Steven.Bodakowski@peoples.com

Investor Contact:

Andrew Hersom

Investor Relations

203-338-4581

Andrew.Hersom@peoples.com